FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES $20 MILLION OF NEW PROJECT AWARDS

April 20, 2017 – Houston, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCQB: SXPLW) today announced new project awards for onshore logistical support and seismic data acquisition services in North and South America, collectively valued at approximately $20 million. All the projects are expected to be performed during the second half of 2017.
The projects are located in Colombia and Canada. All projects will cover different, yet equally challenging terrain and require specialized knowledge of the surrounding environments. SAE will provide a full suite of in-house logistical services in advance of and throughout the life of these projects, which will utilize currently available equipment and personnel. No new capital expenditures are required to execute these projects.
About SAExploration Holdings, Inc.
SAE is an internationally-focused oilfield services company offering a full range of vertically-integrated seismic data acquisition and logistical support services in remote and complex environments throughout Alaska, Canada, South America, Southeast Asia and West Africa. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths reaching 3,000 meters, SAE offers a full suite of logistical support and in-field data processing services, such as program design, planning and permitting, camp services and infrastructure, surveying, drilling, environmental assessment and reclamation and community relations. SAE operates crews around the world, performing major projects for its blue-chip customer base, which includes major integrated oil companies, national oil companies and large independent oil and gas exploration companies. Operations are supported through a multi-national presence in Houston, Alaska, Canada, Peru, Colombia, Bolivia, Brazil and New Zealand. For more information, please visit SAE’s website at www.saexploration.com.
The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission.
Forward Looking Statements
This press release contains certain "forward-looking statements" within the meaning of the U.S. federal securities laws with respect to SAE. These statements can be identified by the use of words or phrases such as “expects,” “estimates,” “projects,” “budgets,” “forecasts,” “anticipates,” “intends,” “plans,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions. These forward-looking statements include statements regarding SAE's financial condition, results of operations and business and SAE's

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expectations or beliefs concerning future periods and possible future events. These statements are subject to significant known and unknown risks and uncertainties that could cause actual results to differ materially from those stated in, and implied by, this press release. Risks and uncertainties that could cause actual results to vary materially from SAE’s expectations are described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in SAE’s filings with the Securities and Exchange Commission. Except as required by applicable law, SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.
Contact
SAExploration Holdings, Inc.
Ryan Abney
Vice President, Finance
(281) 258-4400
rabney@saexploration.com

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